UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2026

Invesco Ltd.
(Exact name of registrant as specified in its charter)

Bermuda				001-13908	98-0557567
(State or Other Jurisdiction of Incorporation or Organization)				(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Spring Street,	Suite 2500,	Atlanta,	GA		30309
(Address of Principal Executive Offices)					(Zip Code)

(404) 892-0896
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.20 par value	IVZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On October 23, 2026, Invesco Ltd. (the “Company”) entered into a Preferred Share Repurchase Agreement (the “Repurchase Agreement” and, together with the Term Loan Agreement, Company Guaranty and Amendment to the Shareholder Agreement (each as defined and described below), each, a “Material Agreement” and collectively, the “Material Agreements”) with Massachusetts Mutual Life Insurance Company (“MassMutual”).

On October 26, 2026 (the “Closing Date”), the Company and its indirect subsidiary, Invesco Finance, Inc. (the “Borrower”), entered into a Credit Agreement (the “Term Loan Agreement”) with a syndicate of lenders named therein, including Bank of America, N.A., as administrative agent, which provides for an unsecured $1.5 billion 5-year term loan (the “Term Loan”) denominated in U.S. dollars. All of the obligations of the Borrower under the Term Loan Agreement are guaranteed by the Company (the “Company Guaranty”).

The Term Loan was borrowed in full on the Closing Date to finance the Company’s contemporaneously announced repurchase (the “Repurchase”) of $1.5 billion of the Company’s outstanding 5.9% Fixed Rate Non-Cumulative Perpetual Series A Preference Shares (the “Preferred Stock”) held by MassMutual pursuant to the Repurchase Agreement. A premium of 12.5% was paid to MassMutual on the liquidation preference of $1,000 per share. The Repurchase was completed on the Closing Date. MassMutual is a significant shareholder of the Company that owns approximately 18.5% of the Company’s outstanding common shares and MassMutual will continue to own $1 billion of aggregate liquidation preference of Preferred Stock after the Repurchase.

The Term Loan requires amortization payments of 2.5% per quarter commencing on the third anniversary of the Closing Date, and the remaining outstanding amount is repayable in full at the maturity date on October 26, 2031. Under certain conditions, the Borrower may elect to increase the Term Loan to an aggregate maximum principal amount of $2.0 billion. None of the lenders under the Term Loan Agreement are obligated to provide such additional commitments to the Borrower.

The Term Loan will bear interest at (i) Term SOFR for specified interest periods or (ii) a base rate equal to the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.50%, (c) Term SOFR for an interest period of one month plus 1.00% and (d) 1.00%, plus, in either case, an applicable margin determined based on the credit ratings of the Company or its indirect subsidiary, Invesco Finance PLC (“Invesco PLC”). Based on the current credit ratings of the Company and Invesco PLC, the applicable margin for SOFR-based loans would be 1.350%, and base rate loans would be 0.350%.

The Term Loan Agreement also contains customary restrictive covenants on the Company and its subsidiaries. Restrictive covenants in the Term Loan Agreement include restrictions on creating, incurring or assuming liens; entering into merger arrangements; selling, leasing, transferring or otherwise disposing of assets; making a material change in the nature of the business; making a significant accounting policy change in certain situations; and incurring indebtedness through the Company’s subsidiaries (other than the Borrower or a Finance Subsidiary, as defined in the Term Loan Agreement). Many of these restrictions are subject, however, to certain minimum or materiality thresholds and other exceptions. Financial covenants under the Term Loan Agreement include the quarterly maintenance by the Company of (i) a Debt/EBITDA ratio, as defined in the Term Loan Agreement, of not greater than 3.25:1.00 (the “Leverage Ratio”) and (ii) an interest coverage ratio (EBITDA, as defined in the Term Loan Agreement, divided by interest expense for the four consecutive fiscal quarters ended on or immediately prior to the date of determination) of not less than 4.00:1.00. Subject to certain terms and conditions related to an acquisition in which the consideration exceeds $500 million, the Borrower may elect to increase the required Leverage Ratio to 3.75:1.00 for a period of up to four fiscal quarters. For purposes of calculating the Leverage Ratio, the Term Loan Agreement uses Adjusted Debt, as defined in the Term Loan Agreement, and includes a netting provision pursuant to which debt is reduced by an amount of up to $600 million based on freely distributable, unrestricted cash and cash equivalents of the Company and its subsidiaries.

The Term Loan Agreement contains customary provisions regarding events of default which could result in an acceleration or increase in amounts due, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of a representation or warranty, bankruptcy or insolvency proceedings, change of control, certain judgments, ERISA matters, cross-default to other debt and hedging agreements, governmental action prohibiting or restricting the Company or its subsidiaries in a manner that has a material adverse effect and failure of certain guaranty obligations.

The lenders (and their respective affiliates) may have provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, leasing, foreign exchange, trust or other advisory services to the Company and its subsidiaries and affiliates. These parties may have received, and may in the future receive, customary compensation for these services.

In connection with the closing of the Repurchase, the Company and MassMutual have entered into an Amendment to the Shareholder Agreement (the “Amendment to the Shareholder Agreement”) on the Closing Date, which amends that certain shareholder agreement, dated as of May 24, 2019. The Amendment to the Shareholder Agreement revises the definition of “Governance Termination Date” set forth in the Shareholder Agreement by lowering the aggregate liquidation preference of the Preferred Stock that MassMutual is required to own for purposes of one of the ownership tests from $2.0 billion to $1.0 billion.

The foregoing descriptions of the Material Agreements do not purport to be complete and are qualified in their entirety by reference to the Material Agreements, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively. Except for each Material Agreement’s status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described in this Current Report on Form 8-K, each Material Agreement is not intended to be a source of factual, business or operational information about the parties. Investors are not third-party beneficiaries under any of the Material Agreements and should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Term Loan Agreement set forth in response to Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
10.1*	Credit Agreement, dated as of October 26, 2026, among Invesco Finance, Inc., as borrower, Invesco Ltd., as parent, Bank of America, N.A., as administrative agent, and the lenders party thereto.
10.2	Guaranty, dated as of October 26, 2026, between Invesco Ltd., as parent, in favor of Bank of America, N.A., as administrative agent.
10.3*	Repurchase Agreement, dated October 23, 2026, between Invesco Ltd. and Massachusetts Mutual Life Insurance Company
10.4	Amendment to the Shareholder Agreement, dated October 26, 2026, between Invesco Ltd. and Massachusetts Mutual Life Insurance Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Ltd.

By:	/s/ Jeffrey H. Kupor
Name: Jeffrey H. Kupor
Title: Company Secretary
Date: October 27, 2026